Issuer Free Writing Prospectus, dated April 3, 2014

Filed Pursuant to Rule 433 of the Securities Act of 1933

Relating to the Preliminary Prospectus dated March 13, 2014

Registration No. 333-194523

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.30029520-8

Publicly-Held Company

COMMUNICATION TO THE MARKET

Rio de Janeiro, April 3, 2014 – Oi S.A. (“Oi”, BM&FBOVESPA: OIBR3, OIBR4; NYSE: OIBR and OIBR.C) hereby announces to its shareholders and the market in general that it filed the preliminary prospectus supplement relating to the Offering (as defined below) with the U.S. Securities and Exchange Commission on the date hereof. The Offering may initially consist of 1,917,028,657 common shares and 3,834,057,315 preferred shares, totaling 5,751,085,972 shares, including shares in the form of American Depositary Shares, represented by American Depositary Receipts (the “Offering”). The number of shares initially offered, not considering the exercise of the Hot Issue (defined below), may be increased, at the option of the lead coordinator, by up to 15%, or 287,554,298 common shares and 575,108,597 preferred shares, totaling 862,662,895 shares, in order to fulfill subsequent demand for the Offering (the “Over-Allotment Option”). Finally, the number of shares initially offered, not considering the exercise of the Over-Allotment Option, may be increased, at the Company’s discretion, in agreement with the joint bookrunners of the Offering, by up to 20%, or 383,405,731 common shares and 766,811,463 preferred shares, totaling 1,150,217,194 shares (the “Hot Issue”).

Banco BTG Pactual S.A.—Cayman Branch, BofA Merrill Lynch, Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Banco Espírito Santo de Investimento S.A., HSBC Securities (USA) Inc., Banco do Brasil Securities LLC, Banco Bradesco BBI S.A., Caixa – Banco de Investimento, S.A., Goldman, Sachs & Co., Itau BBA USA Securities Inc., Morgan Stanley & Co. LLC and Santander Investment Securities Inc. are acting as joint bookrunners in connection with the international offering.

Oi will maintain its shareholders and the market informed of any subsequent events related to the Offering.

Oi S.A.

Bayard De Paoli Gontijo

Chief Financial Officer and Investor Relations Officer

Important Information

The Offering is being made pursuant to an effective shelf registration statement. A preliminary prospectus supplement with further information about the proposed offering has been filed with the U.S. Securities and Exchange Commission (“SEC”). Before you invest, you should read the preliminary prospectus supplement and other documents Oi has filed with the SEC for more complete information about the company and the Offering. When available, you may access these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Oi will arrange to send you the prospectus after filing if you request it by calling toll-free 1-855-672-2332.

Special Note Regarding Forward-Looking Statements:

This communication contains certain forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, business strategies, future synergies and cost savings, future costs and future liquidity are forward-looking statements. The words “will,” “may,” “should,” “could,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “plans,” “targets,” “goal” and similar expressions, as they relate to Oi, are intended to identify forward-looking statements and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, tendencies or expected results will actually occur. Such statements reflect the current views of management of Oi and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC or of regulatory authorities in other applicable jurisdictions, we do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures Oi makes on related subjects in reports and communications Oi files with the SEC.